Exhibit 10.1

Execution

THIS LOAN AGREEMENT AND RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (AS AMENDED, THE “SUBORDINATION AGREEMENT”) DATED AS OF AUGUST 11, 2022 AMONG SALEM INVESTMENT PARTNERS V, LIMITED PARTNERS AND SPECTRUM COMMERCIAL SERVICES COMPANY, L.L.C (“SPECTRUM”), TO THE INDEBTEDNESS (INCLUDING GUARANTIES AND INTEREST) OWED TO SPECTRUM.

LOAN AGREEMENT

among

GUERRILLA RF, INC.
GUERRILLA RF OPERATING CORPORATION

and

SALEM INVESTMENT PARTNERS V, LIMITED PARTNERSHIP,

as Lender

and

Collateral Agent

August 11, 2022

ARTICLE I DEFINITIONS AND TERMS         1

1.1         Definitions         1

1.2         Rules of Interpretation.         12

ARTICLE II THE LOANS         13

2.1         Authorization of the Loans         13

2.2         Advancing of the Loans         13

2.3         Termination of Commitments         13

2.4         [Reserved]         13

2.5         Fees and Closing Expenses.         14

2.6         Interest.         14

2.7         Redemption and Prepayment of Loans.         15

2.8         Retirement of the Loans         17

2.9         Pro Rata Treatment of Payments         17

2.10         Sharing of Payments; Etc.         17

2.11         Guaranties         18

2.12         Equity Grant and Purchase Price Allocation.         18

2.13         Subordination         18

2.14         Payments on the Loans.         18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES         19

3.1         Existence, Qualification and Power; Compliance with Laws         19

3.2         Authorization; No Contravention         19

3.3         Governmental Authorization         19

3.4         Binding Effect         19

3.5         Financial Statements; No Material Adverse Effect.         19

3.6         Litigation         20

3.7         No Default         20

3.8         Ownership of Property; Liens; Real Property.         20

3.9         Intellectual Property         21

3.10         Environmental Compliance         21

3.11         Insurance         22

3.12         Taxes.         22

3.13         ERISA Compliance.         22

3.14         Capitalization; Subsidiaries; Other Equity Investments.         23

3.15         Disclosure         23

3.16         Compliance with Laws         23

3.17         Solvency         24

3.18         Permits, Franchises         24

3.19         Foreign Assets Control Regulations, Etc.         24

3.20         No Brokers         24

3.21         Material Agreements         24

3.22         Labor and Employment         24

3.23         No Crimes         25

3.24         Existing Indebtedness         25

3.25         Small Business Concern         25

3.26         Organizational Documents         25

3.27         Conflict of Interest Transactions         25

3.28         Investment Company         25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE LENDER         25

4.1         Organization         25

4.2         Authority         25

4.3         No Violation         26

4.4         No Consents         26

4.5         Purchase for Investment         26

ARTICLE V CONDITIONS TO PURCHASE         27

5.1         Conditions to Closing         27

5.2         Conditions to Advances.         28

ARTICLE VI AFFIRMATIVE COVENANTS         28

6.1         Financial Statements; Budget         28

6.2         Certificates; Other Information         29

6.3         Notices         30

6.4         Payment of Obligations         30

6.5         Preservation of Existence, Etc         30

6.6         Maintenance of Properties         31

6.7         Maintenance of Insurance; Key Man Insurance.         31

6.8         Compliance with Laws         31

6.9         Books and Records         31

6.10         Inspection Rights         32

6.11         Use of Proceeds         32

6.12         Financial Covenants.         32

6.13         New Subsidiaries         32

6.14         Further Assurances         33

6.15         Small Business Investment Company Act.         33

6.16         Board Information Rights; Management Meetings.         33

6.17         Post-Closing Covenants         34

6.18         Landlord Waivers         34

ARTICLE VII NEGATIVE COVENANTS         34

7.1         Liens         34

7.2         Investments         35

7.3         Indebtedness         36

7.4         Fundamental Changes         36

7.5         Dispositions         37

7.6         Change in Nature of Business.         37

7.7         Conflict of Interest Transactions         37

7.8         Burdensome Agreement         37

7.9         Acquisitions. Consummate any acquisition other than Permitted Acquisitions.         38

7.10         Dissolution, Etc         38

7.11         Sale and Leaseback Transactions         38

7.12         Amendment of Certain Agreements         38

7.13         Restricted Payments         38

7.14         Accounting Changes         38

7.15         Pension and Retiree Health Plans         38

7.16         [Reserved].         38

7.17         Executive Compensation         38

7.18         Equity Interests         38

7.19         Charter Amendments         39

7.20         Subordinated Indebtedness         39

ARTICLE VIII EVENTS OF DEFAULT, ETC.         39

8.1         Events of Default         39

8.2         Acceleration.         41

8.3         Rescission of Acceleration         41

8.4         Notice of Acceleration or Rescission         42

8.5         Other Remedies         42

ARTICLE IX COLLATERAL AGENT         42

9.1         Appointment and Authority         42

9.2         Collateral Matters.         42

9.3         Actions with Respect to Defaults         43

9.4         Rights as an Lender         44

9.5         Exculpatory Provisions         44

9.6         Reliance by Collateral Agent         45

9.7         Delegation of Duties         45

9.8         Resignation of Collateral Agent         45

9.9         Non-Reliance on Collateral Agent and Other Lenders         46

ARTICLE X MISCELLANEOUS         46

10.1         Amendments and Waivers.         46

10.2         No Waiver; Cumulative Remedies         46

10.3         Notices Generally.         47

10.4         Expenses, Indemnity; Damage Waiver.         47

10.5         Form, Registration, Transfer and Exchange of the Notes; Etc         48

10.6         Successors and Assigns Generally         49

10.7         No Third Party Beneficiaries         49

10.8         Time         49

10.9         Severability of Provisions         49

10.10         Counterparts; Integration         49

10.11         Governing Law; Jurisdiction; Etc.         49

10.12         Waiver of Jury Trial         50

10.13         Survival         50

10.14         Usury         50

10.15         Insider Trading and Section 16 Reporting Policy         50

Exhibits

A    -Form of Compliance Certificate

B    -Form of Subsidiary Guaranty

Schedules

1         -         Lender Schedule

2.1    -Litigation

2.2    -Real Property

2.3    -Intellectual Property

2.4    -Insurance

2.5    -Taxes

2.6    -Capitalization; Subsidiaries

2.7    -Material Contracts

2.8    -Labor and Employment

2.9    -Existing Indebtedness

2.10    -Conflicts of Interest

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of August 11, 2022 (the “Closing Date”), by and among GUERRILLA RF, INC., a Delaware corporation (“Parent”), GUERRILLA RF OPERATING CORPORATION, a Delaware corporation (together with Parent, the “Borrowers” and each, individually, a “Borrower”), EACH LENDER LISTED ON SCHEDULE 1 HERETO (collectively, the “Lenders” and each, individually, an “Lender”), and SALEM INVESTMENT PARTNERS V, LIMITED PARTNERSHIP, a North Carolina limited partnership (in such capacity and together with its successors and assigns, “Collateral Agent”).

The parties hereto agree as follows:

ARTICLE I
&NBSP;&NBSP;&NBSP;&NBSP;DEFINITIONS AND TERMS

1.1    Definitions

. For purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

“Acquisition” means the acquisition of (a) 50% or more of the voting or economic Equity Interests of another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Equity Interest or upon exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or (b) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person.

“Advance” has the meaning set forth in Section 2.2.

“Affiliate” means, with respect to a specified Person, any other Person that, directly or indirectly, owns or Controls, is owned or Controlled by, or is under common Control with, such Person.

“AHYDO Payment Date” has the meaning set forth in Section 2.6(e).

“Annual Financial Statements” has the meaning set forth in Section 3.5(a).

“Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Application Fee” has the meaning set forth in Section 2.5(a).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Board” means the board of directors of Parent.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrower Account” has the meaning set forth in Section 2.2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized or required by law to remain closed.

“Capital Expenditures” means, with respect to the Credit Parties on a consolidated basis for any period (without duplication), all expenditures (whether paid in cash or accrued as liabilities) by the Credit Parties during such period for items that would be classified as “property, plant or equipment” or comparable items on the consolidated balance sheet of the Credit Parties, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized (i.e., Capital Leases).

“Capital Leases” means all leases which should have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof rated A-1 or better by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereto) or P-1 or better by Moody’s Investors Service, Inc. (or any successor thereto), (c) commercial paper issued by any Person incorporated in the United States rated A-1 or better by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereto) or P-1 or better by Moody’s Investors Service, Inc. (or any successor thereto), (d) U.S. dollar denominated demand deposit accounts maintained in the ordinary course of business with, certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000, (e) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days with respect to securities described in clause (a) above entered into with an office of a bank or trust company meeting the criteria specified in clause (d) above and (f) investments in money market funds regulated under Rule 2a-7 of the Investment Company Act of 1940; provided in the cases of each of clauses (a), (b), (c) and (d) that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest; provided, further, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Cash Income Taxes” means, for any period, with respect to the Credit Parties on a consolidated basis, the aggregate amount of federal, state and local income Taxes actually paid in cash by the Credit Parties and their Subsidiaries during such period.

“Change of Control” means any event or series of events by which:

(a) while he is alive, Ryan Pratt shall fail to beneficially own, directly or indirectly, at least 2,000,000 shares of Parent Common Stock;

(b) Parent shall fail to, directly or indirectly, own 100% of the outstanding Equity Interests of any other Credit Party, unless such Credit Party is liquidated or merged into another Credit Party in accordance with the terms of this Agreement; or

(c) Parent shall consolidates with, or merges with or into, another Person, whether in one or a series of related transactions (a “Business Combination”), in each case, unless, following such Business Combination, (i) the individuals and entities who were the beneficial owners of the combined voting power of the then-outstanding voting securities of Parent (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of voting capital stock of the surviving entity in such Business Combination and (ii) at least a majority of the members of the board of directors (or equivalent governing body) of the surviving entity in such Business Combination were members of Parent’s board of directors (or equivalent governing body) at the time of the execution of the initial agreement providing for such Business Combination.

As used herein, “Beneficial Ownership” (or related terms) shall have the meaning provided in Rule 13d-3 promulgated by the SEC under the Exchange Act.

“Closing Date” has the meaning specified in the introductory paragraph hereto.

“Closing Fee” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Closing Date Loan” means any note evidencing an Advance on the Closing Date and “Closing Date Loans” means any and all of such Loans.

“Collateral Agent” means Salem Investment Partners V, Limited Partnership, a North Carolina limited partnership, in its capacity as Collateral Agent under this Agreement, and any successor Collateral Agent.

“Collateral Documents” means the Security Agreement, the Landlord Waivers, deposit account control agreements, and each other agreement or writing pursuant to which any Credit Party, any Subsidiary or any equity holder of any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guarantee the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A or such other form as may be acceptable to the Lenders.

“Conflict of Interest Transaction” means the sale or purchase of merchandise or other goods or supplies or the provision of services by any Credit Party to or from an Affiliate of any Credit Party (other than another Credit Party) or the payment by any Credit Party of fees or salaries to an Affiliate of any Credit Party (other than another Credit Party).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means the Borrowers and the Subsidiary Guarantors, collectively.

“Current Interest Rate” means eleven percent (11.0%) per annum.

“Default” means any event or condition which constitutes an Event of Default or which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

“Default Rate” has the meaning specified in Section 2.6(c).

“Deferred Interest” has the meaning specified in Section 2.6(a).

“Deferred Interest Rate” means two percent (2.0%) per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person not in the ordinary course of business consistent with past practice.

“Disqualified Equity Interest” means any equity interest that by its terms (or the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a Change of Control), in whole or in part, prior to the date that is at least ninety-one (91) days after the date on which the Obligations are paid in full in cash, (b) is exchangeable or convertible into any debt securities or (c) is entitled to receive a distribution or dividend (other than accrued dividends) prior to the date that is at least ninety-one (91) days after the date on which the Obligations are paid in full in cash.

“Eligible Swap Contracts” means all rate swap transactions, foreign exchange transactions, credit derivative transactions and commodity transactions, including, but not limited to, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, in each case entered into between the Credit Parties and the Senior Lender (or any Affiliate of the Senior Lender).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent or any other Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 431 of the Code or Section 303, 304 or 305 of ERISA.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“GAAP” means United States generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Profit” means (i) all revenue of the Borrowers, minus (ii) the cost of goods sold related to such revenue, in each case for any period of measurement, consistent with past historical practices and prior audited financials.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Subsidiary Guarantors, collectively.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (without duplication):

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, notes, debentures, loan agreements or other similar instruments;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) earn-outs and other contingent payments in respect of Acquisitions or Dispositions, including without limitation any contingent indemnity obligations, until such liability on account of any such earn-out or contingent payment has been earned, is due to be paid as of the date of determination and remains due and payable after the applicable date of payment);

(d)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)    Capital Leases and Synthetic Lease Obligations; and

(f)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnitee” has the definition set forth in Section 10.4(b).

“Intellectual Property Rights” means all intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trade names, service marks, copyrights, computer programs, curricula, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and formulae.

“Interest Payment Date” has the meaning set forth in Section 2.6(a).

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Knowledge” means an individual shall be deemed to have “Knowledge” of or to have “known” a particular fact or other matter if such individual is actually aware or should have been aware after reasonable inquiry, of such fact or other matter. Any Credit Party shall be deemed to have “Knowledge” of or to have “known” a particular fact or matter if any current Responsible Officer of any Credit Party has, or at any time had, Knowledge of such fact or matter.

“Landlord Waivers” means landlord waivers in form and substance acceptable to the Collateral Agent executed by the lessors of any Credit Party’s or its Subsidiaries’ facilities.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any Person that hereafter from time to time provides any Loan hereunder and “Lenders” means all of them collectively.

“Leverage Ratio” has meaning as set forth in Section 6.12(a).

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Liquidity” means all cash and Cash Equivalents, together with any unused credit available under the Senior Credit Agreement or any replacement credit facility.

“Loans” means any Closing Date Loans and any Multi-Draw Loans, collectively.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents and any and all other instruments, agreements, documents and writings executed by a Credit Party in connection with any of the foregoing.

“Mandatory Prepayment Date” has the meaning set forth in Section 2.7(b)(ii).

“Mandatory Prepayment Event” has the meaning set forth in Section 2.7(b)(i).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), or condition (financial or otherwise) of the Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Maturity Date” has the meaning set forth in Section 2.7(a).

“Multi-Draw Commitment” means, for each Lender, the amount set on Schedule 1, as the same may be (i) reduced or terminated pursuant to Section 2.3 or otherwise, or (ii) adjusted from time to time to reflect assignments from or to such Lender pursuant to Section 10.6.

“Multi-Draw Fee” has the meaning set forth in Section 2.5(c).

“Multi-Draw Commitment Termination Date” has the meaning set forth in Section 2.3.

“Multi-Draw Date” means each of (x) the Closing Date and (y) the first Business Day of each calendar month occurring after the Closing Date and prior to the Deferred Draw Commitment Termination Date.

“Multi-Draw Note” means any note evidencing an Advance made after the Closing Date and prior to the Multi-Draw Commitment Termination Date and “Multi-Draw Loans” means any and all of such Loans.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Notice” has the meaning set forth in Section 2.12.

“Obligations” means all amounts owing by any Credit Party to any Lender or any of their Related Parties pursuant to or in connection with this Agreement, any Notes or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), prepayment premium, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Collateral Agent and the Lenders incurred pursuant to this Agreement), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Owned Real Property” has the meaning set forth in Section 3.8(b).

“Parent Common Stock” means the common stock of the Parent, par value $0.0001 per share, which class of common stock has been registered with the SEC under the Exchange Act.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430,431,432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition of any assets or equity interests in any company operating in the same line of business as Borrower, so long as immediately prior to consummating such Acquisition there does not exist, and there does not occur as a direct or indirect result of the consummation of such Acquisition, any Event of Default.

“Permitted Liens” means any Lien permitted under Section 7.1.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or contributed to by any Credit Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prepayment Premium” has the meaning set forth in Section 2.7(c)(iii).

“Projections” means the Credit Parties’ forecasted and projected quarterly consolidated income statements, cash flow statements and balance sheets for the years ended December 31, 2022 through 2023.

“Real Property” has the meaning set forth in Section 3.8(b).

“Real Property Leases” has the meaning set forth in Section 3.8(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding Loans with principal amounts constituting more than 50% of the sum of the aggregate outstanding Loans.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, treasurer or chief financial officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Credit Party, including without limitation the utilization of any repurchase right with respect to the outstanding Equity Interests of Parent in satisfaction of any indemnification or other obligation of a holder of Parent’ Equity Interests to Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest.

“Salem” means Salem Investment Partners V, Limited Partnership, a North Carolina limited partnership.

“SBA” means the United States Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” means, individually, and as applicable, collectively (a) the Security Agreement dated as of even date herewith among the Borrowers and the Collateral Agent, for the benefit of itself and the other Lenders and (b) each Security Agreement between any Subsidiary becoming a party to a Subsidiary Guaranty Agreement pursuant to Section 6.13, in form and substance consistent, in all material respects, with the Security Agreement executed and delivered by the Borrowers on the Closing Date.

“Senior Credit Agreement” means that certain General Credit and Security Agreement, dated as of June 1, 2022, as the same may be amended, restated, supplemented or otherwise modified or refinanced from time to time in compliance with the terms of the Senior Subordination Agreement.

“Senior Indebtedness” means the “Senior Debt” as defined in the Senior Subordination Agreement.

“Senior Lender” means Spectrum Commercial Services Company, LLC and its successors or assigns (to the extent and/or on terms permitted under the Senior Subordination Agreement).

"Senior Loan Documents" shall mean the Senior Credit Agreement, together with the other “Loan Documents” as defined in the Senior Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified or refinanced from time to time in compliance with the terms of the Senior Subordination Agreement.

“Senior Subordination Agreement” shall mean the Subordination and Intercreditor Agreement, dated as of the Closing Date, by and among the Collateral Agent, the Lenders and the Senior Lender (and acknowledged by the Borrowers), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Small Business Investment Act” means the Small Business Investment Act of 1958, as amended.

“Small Business Investment Company” has the definitions set forth in the Small Business Investment Act.

“Solvent” as to any Person, means that such Person, on a consolidated basis, (a) is able to pay all of its Indebtedness as such Indebtedness matures and (b) has sufficient capital to carry on its business as currently conducted and as proposed to be conducted, allowing for a reasonable variation in the future performance of the Credit Parties.

“Specified Pay-off Indebtedness” has the meaning set forth in Section 5.1(d).

“Subordinated Indebtedness” means all Indebtedness of any Credit Party other than the Senior Indebtedness and the Obligations that is contractually subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Collateral Agent.

“Subsidiary” means, with respect to any Person (the “parent”), any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder mean a Subsidiary of Parent.

“Subsidiary Guarantors” means, collectively or individually as the context may indicate, each Subsidiary who from time to time becomes a party to the Subsidiary Guaranty Agreement and becomes a party to the Security Agreement on or after the Closing Date.

“Subsidiary Guaranty Agreement” means each Subsidiary Guaranty Agreement, substantially in the form of Exhibit B hereto, between a Subsidiary and the Collateral Agent, as supplemented from time to time by execution and delivery of Subsidiary Guaranty Joinder Agreements.

“Subsidiary Guaranty Joinder Agreement” means each Subsidiary Guaranty Joinder Agreement, substantially in the form thereof attached to the Subsidiary Guaranty Agreement, executed and delivered by a Subsidiary to the Collateral Agent pursuant to Section 6.13 or otherwise.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Funded Debt” means all Indebtedness set forth in clauses (a) – (d) and (f) under the definition of “Indebtedness”. For the avoidance of any doubt, Capital Leases and Synthetic Lease Obligations are specifically excluded from the definition of “Total Funded Debt”.

“Transactions” means the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, any Advance on the Closing Date and the use of the proceeds thereof.

“Transaction Documents” means the Loan Documents.

“UCC” has the meaning set forth in the Security Agreement.

1.2    Rules of Interpretation.

(a)    Unless otherwise defined or specified herein or therein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a consistent basis (except for such changes approved by the Required Lenders in writing) with the Annual Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended (or if the parties fail to agree on the amendment of such provisions), (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(b)    Unless the context requires otherwise or such term is otherwise defined herein, each term defined in Articles 1, 8 or 9 of the UCC shall have the meaning given therein.

(c)    The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

(d)    Except as otherwise expressly provided, references in any Loan Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Loan Document.

(e)    All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

(f)    Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

(g)    Any definition of or reference to any agreement, instrument or other document (including any organizational document) shall; unless otherwise expressly stated herein, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

ARTICLE II
&NBSP;&NBSP;&NBSP;&NBSP;THE LOANS

2.1    Authorization of the Loans

. The Borrowers hereby authorize the Loans to be made by Lenders, as evidenced by certain secured promissory notes in the aggregate principal amount of $8,000,000 (any such promissory notes, and any such promissory notes which may be issued in substitution or exchange therefor, collectively, the “Notes” and each individually, a “Note”).

2.2    Advancing of the Loans

. The Lenders hereby agree, subject to the terms and conditions herein set forth, to make certain Loans on the Closing Date, with a maximum principal amount equal to the aggregate principal amount of Closing Date Loans set forth opposite each Lender’s name on Schedule 1 attached hereto. The Borrowers will deliver to each of the Lenders, at the offices of McGuireWoods LLP, 501 Fayetteville Street, Suite 500, Raleigh, North Carolina 27601, or at another mutually agreeable location, one or more Notes registered in such Lender’s name, evidencing such Lender’s Closing Date Loan and any Multi-Draw Commitment, which Notes shall be subject to certain advances (each such advance, an “Advance”) on any Multi-Draw Date, as requested by the Borrowers as set forth in this Section 2.2 and subject to the conditions set forth in Section 5.2. The Borrowers may request one or more Advances, funded at the sole discretion of the Lenders within the first 12-months after Closing, each in an amount of at least $500,000 under the Multi-Draw Notes by delivering a notice specifying the requested principal amount of such Advance to each Lender at least five (5) Business Days prior to the Multi-Draw Date on which such Advance shall be made, which notice shall be irrevocable. Subject to the conditions set forth in Section 5.2, the Lender holding a Multi-Draw Note shall fund the requested Advance by transfer of immediately available funds for credit to Parent’s account number: 3302360815, routing number: 121140399 (the “Borrower Account”), provided that the outstanding principal amount of any Lender’s Multi-Draw Note shall not exceed such Lender’s Multi-Draw Commitment Amount after giving effect to such Advance. Each Lender holding a Multi-Draw Note shall make a notation in its books and records of each such Advance and of each prepayment made by the Borrowers, which notation shall be conclusive evidence of the principal amount then outstanding under the applicable Multi-Draw Note, absent manifest error.

2.3    Termination of Commitments

. The aggregate Multi-Draw Commitments shall terminate upon the earliest of (i) the repayment in full of the outstanding principal amount of all Loans or (ii) the first anniversary of the Closing Date (the date of the occurrence of any condition in the foregoing clauses (i) and (ii), the “Multi-Draw Commitment Termination Date”).

2.4    [Reserved]

.

2.5    Fees and Closing Expenses.

(a)    Prior to Closing, the Borrowers have paid to the Lenders (pro rata) an application fee in the aggregate amount of $30,000, which fee was fully paid and earned at the time of payment on June 23, 2022 (the “Application Fee”).

(b)    For and in consideration of the Lenders making the Loans, on the Closing Date, the Borrowers shall pay the Lenders (pro rata) a closing fee in in an aggregate amount equal to $70,000, which is 2.0% of the Note advanced at Closing less the Application Fee, which fee shall be fully paid up and earned at the time of the payment (the “Closing Fee”).

(c)    For and in consideration of each Advance under the Multi-Draw Loans, on each Multi-Draw Date, the Borrowers shall pay the Lenders (pro rata) a closing fee in an amount equal to 2.0% of the aggregate amount of such Advance, which fee shall be fully paid up and earned at the time of payment (collectively, the “Multi-Draw Fees”);

(d)    On the Closing Date, the Borrowers shall reimburse all of the Collateral Agent’s and the Lenders’ reasonable and documented out-of-pocket fees and expenses (including, without limitation, fees, charges and disbursements of outside counsel and other out-of-pocket expenses such as consultant fees, travel expenses, background checks and other expenses) incurred in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, (ii) the Lenders’ due diligence investigation, and (iii) the other transactions contemplated by this Agreement and the other Loan Documents (including filings or other actions required to perfect the security interests granted under the Collateral Documents).

2.6    Interest.

(a)    Interest Rate; Payments. Interest on the outstanding principal amount of the Loans shall accrue from and including the date of issuance through and until full and final repayment of the principal amount of the Loans and payment of all interest in full at an aggregate rate equal to (i) the Current Interest Rate plus (ii) the Deferred Interest Rate and shall be compounded monthly and computed on the basis of the actual number of days elapsed and a 360-day year. On the first day of each month in which the Loans are outstanding, or if such day is not a Business Day, the next succeeding Business Day to occur after such date (each such date, an “Interest Payment Date”), the Borrowers shall pay in arrears in cash by automatic bank draft to an account designated in writing by each Lender interest accrued on the outstanding principal amount of the Loans at the Current Interest Rate. The full remaining portion of all interest accruing on the Loans at the Deferred Interest Rate (the “Deferred Interest”) may, at the option of the Borrowers, be paid in cash on each Interest Payment Date and, to the extent not paid in cash, shall be paid as set forth in Section 2.6(b).

(b)    Deferred Interest. Deferred Interest shall accrue as set forth above and on each Interest Payment Date any such Deferred Interest which is not paid in cash shall be capitalized and added to the principal amount of the Loans and shall thereafter bear interest as set forth herein and shall be payable in full on the Maturity Date if not otherwise paid prior to such date; provided, that all accrued Deferred Interest shall accrue cumulatively whether or not the Borrowers shall have capital, surplus, earnings, or other amounts sufficient lawfully to pay such amounts.

(c)    Default Rate of Interest. Notwithstanding the foregoing provisions of this Section 2.6, but subject to applicable Law and SBA regulations, upon the occurrence and during the continuance of any Event of Default, at the election of the Required Lenders, all amounts outstanding under each Note shall bear interest from the date of the occurrence of such Event of Default until such Event of Default is cured or waived in writing at a rate equal to the sum of (i) the Current Interest Rate payable as provided in Section 2.6(a) above, plus (ii) the Deferred Interest Rate payable as provided in Sections 2.6(a) and 2.6(b) above, plus (iii) an additional three percent (3.0%) per annum, compounded monthly (the “Default Rate”), which additional interest shall (x) at the election of the Borrowers, be paid in cash on each Interest Payment Date in the manner set forth in Section 2.6(a) above, or, (y) if not so paid, be capitalized and added to the principal amount of the Loans, and shall thereafter bear interest as set forth in this Section 2.6 and shall be payable in full on the Maturity Date if not otherwise paid prior to such date.

(d)    No Usurious Interest. In the event that any interest rate(s) provided for in this Section 2.6 shall be determined to exceed any limitation on interest under applicable Law, such interest rate(s) shall be computed at the highest rate permitted by applicable Law. Any payment by the Borrowers of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of the affected Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Borrowers.

(e)    AHYDO. Notwithstanding anything in this Agreement or the Notes to the contrary, on the date of the end of each accrual period (as determined for purposes of Section 163(i) of the Code) ending after the fifth anniversary of the issuance of a Note (as determined for U.S. federal income tax purposes) (each such date, an “AHYDO Payment Date”), the Borrowers shall pay in cash to each Lender holding a Note an amount equal to its pro rata portion of the excess of (i) the aggregate amount that would be includible in such Lender’s aggregate gross income with respect to such Lender’s Note for all periods ending on or before such AHYDO Payment Date over (ii) an amount equal to the sum of (x) the aggregate amount of interest to be paid under such Note on or before such date and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of such Note and (B) the yield to maturity of such Note (as determined for purposes of Section 163(i) of the Code). The parties intend for the Loans to not constitute “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code, and this Section 2.6(e) shall be interpreted consistent with such intent.

2.7    Redemption and Prepayment of Loans.

(a)    Maturity. The Borrowers shall redeem the Loans on August 11, 2027 (the “Maturity Date”) by payment in cash in full of the entire principal amount then outstanding, plus all accrued and unpaid interest thereon through the date of redemption, plus all outstanding and unpaid fees and expenses payable to the Lenders under the Loan Documents through the date of redemption.

(b)    Mandatory Prepayment of the Loans.

(i)    The Borrowers shall immediately prepay the Loans (A) in whole at 100% of the principal amount then outstanding, plus accrued and unpaid interest thereon through the prepayment date, plus outstanding and unpaid fees and expenses payable to the Lenders under the Loan Documents through the prepayment date, upon the occurrence of any of the following events: (1) any Change of Control; (2) the Disposition (whether in one or more transactions) of 20% or more of the consolidated assets of Parent and its Subsidiaries; and (3) acceleration of the Loans pursuant to Section 8.2 and (B) in the amount of $2,000,000 with respect to receipt of proceeds under the insurance policy with respect to Ryan Pratt as set forth in Section 6.7(d) (each of the foregoing events, a “Mandatory Prepayment Event”).

(ii)    The Borrowers agree not to cause or, to the extent the occurrence of a Mandatory Prepayment Event is within their control, allow a Mandatory Prepayment Event to occur, in either case without providing each Lender written notice at least 10 Business Days prior to the anticipated date of the occurrence of the Mandatory Prepayment Event (the date specified in such offer being the “Mandatory Prepayment Date”), specifying such Mandatory Prepayment Date and that such prepayment is to be made pursuant to this Section 2.7(b). The Borrowers shall, on or before the day on which the Borrowers give written notice of any prepayment pursuant to this Section 2.7(b), give telephonic notice of the principal amount of the Loans to be prepaid and the prepayment date to each holder which shall have designated a recipient of such notices in Schedule 1 attached hereto or by notice in writing to the Borrowers.

(c)    Optional Prepayment of the Loans.

(i)    The Loans may be repaid on any Business Day after the Closing Date, in whole or in part, at the option of the Borrowers, at 100% of the principal amount so prepaid plus accrued and unpaid interest thereon through the prepayment date with respect to each Loan so prepaid plus all outstanding and unpaid fees and expenses payable to the Lenders under the Loan Documents through the prepayment date, plus the applicable Prepayment Premium, if any.

(ii)    The Borrowers shall give the holder of each Note irrevocable written notice of any prepayment pursuant to this Section 2.7(c), not less than 5 Business Days prior to the prepayment date, specifying such prepayment date and the principal amount of the Loans, and of the Loans held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to this Section 2.7(c). Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice, together with accrued and unpaid interest thereon to the prepayment date, shall become due and payable on such prepayment date. The Borrowers shall, on or before the day on which the Borrowers give written notice of any prepayment pursuant to this Section 2.7(c), give telephonic notice of the principal amount of the Loans to be prepaid and the prepayment date to each holder which shall have designated a recipient of such notices in Schedule 1 attached hereto or by notice in writing to the Borrowers.

(iii)    In the event that the Borrowers prepay any outstanding Indebtedness evidenced by the Loans pursuant to this Section 2.7(c) the Borrowers shall pay to the Lenders a prepayment premium (the “Prepayment Premium”) as follows:

Date of Prepayment	Prepayment Premium
Prior to August 11, 2023	Amount of prepaid principal multiplied by three percent (3.00%)
On or after August 11, 2023 and prior to August 11, 2024	Amount of prepaid principal multiplied by two percent (2.00%)
On or after August 11, 2024, and prior to August 11, 2025	Amount of prepaid principal multiplied by one percent (1.00%)
On or after August 11, 2025	None

Notwithstanding the foregoing, no Prepayment Premium shall be payable on any portion of such prepayment that represents cash flow from operations (as opposed to proceeds of any issuance of Equity Interests or incurrence of Indebtedness) or if the Borrower has requested and the Lender does not fund the entire $3,000,000 of the Multi-Draw Commitment prior to the Multi-Draw Commitment Termination Date. The Borrowers acknowledge that the foregoing Prepayment Premium represents a reasonable and fair estimate for the loss that the Lenders may sustain from the prepayment of the Loans, and further acknowledge that except as specifically provided herein, the Borrowers have no right to optionally prepay the Loans in whole or in part without paying the foregoing Prepayment Premium.

2.8    Retirement of the Loans

. The Borrowers shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to Section 2.7, or upon acceleration of such final maturity pursuant to Section 8.2), or purchase or otherwise acquire, directly or indirectly, Loans held by any Lender unless the Borrowers or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Loans held by each other Lender at the time outstanding upon the same terms and conditions. Any Loans so prepaid in full or otherwise retired or purchased or otherwise acquired by the Borrowers or any of their Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

2.9    Pro Rata Treatment of Payments

. Each payment of principal of the Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loans held by the Lenders, and each payment of interest on the Loans shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders.

2.10    Sharing of Payments; Etc.

(a)    If any Lender shall obtain payment of any principal of or interest on any Note made by the Borrowers to it under this Agreement through the exercise of any right of set off, banker’s Lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest then due hereunder by the Borrowers to such Lender than the percentage received by any other Lender, it shall promptly (i) notify the Collateral Agent and each other Lender thereof and (ii) purchase from each other Lender participations in (or, if and to the extent specified by each such Lender, direct interests in) the Loans held by such other Lender (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrowers agree that any Lender so purchasing a participation (or direct interest) in the Loans held by any other Lender (or in interest due thereon, as the case may be) may exercise all rights of set off, banker’s Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 2.10 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.10 to share the benefits of any recovery on such secured claim.

(b)    All proceeds received with respect to the Loans at any time, whether by acceleration or otherwise, shall be applied, first, to reimbursement of expenses and indemnities provided for in this Agreement, including without limitation any costs incurred by the Collateral Agent and/or any Lender in the collection of any Obligation; second, to any fees owed but not yet paid; third, to accrued interest on the Loans; and fourth, in the inverse order of maturity pro rata to principal outstanding on the Loans and other Obligations.

(c)    Each Credit Party agrees that to the extent any payment is made to or for the account of any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligations intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

2.11    Guaranties

. All indebtedness of the Borrowers to any Lender hereunder shall be guaranteed jointly and severally by the Guarantors as evidenced by and subject to the terms of guaranties in form and substance satisfactory to the Lenders.

2.12    Equity Grant and Purchase Price Allocation.

(a)    Equity Issuances. At the Closing, Parent shall issue to the Lenders, on a pro rata basis, 150,000 shares of Parent Common Stock. Following the Closing, Parent shall issue up to an additional 150,000 shares of Parent Common Stock to the Lenders, on pro rata basis, at the time the Lenders fund any portion of the Multi-Draw Commitment, with such issuance calculated on proportionate basis to the amount of the Multi-Draw Commitment funded. By way of example, if the Lenders fund $1,000,000 of the Multi-Draw Commitment, then the Parent shall issue 50,000 additional shares of Parent Common Stock to the Lenders at the time of such funding, with up to 100,000 additional shares of Parent Common Stock available to be issued upon any subsequent Multi-Draw Commitment fundings that occur prior to the Multi-Draw Commitment Termination Date. All of the shares of Parent Common Stock issued to the Lenders shall have the benefit of any and all rights granted to any other stockholder.

(b)    Participation Right. The Lenders shall also have the right, but not the obligation, to purchase up to $2,000,0000 of Parent’s stock in connection with Parent’s next offering of its stock of any class, with such participation on the most advantageous terms offered to any other stockholder or prospective purchaser, to the extent the terms of such offering vary by investor class or prospective purchasers. For the avoidance of any doubt, the foregoing participation right shall not apply in connection with either (i) the exercise of warrants and/or options to acquire capital stock of Parent outstanding on the date of this Agreement, or (ii) the subsequent grant and/or exercise of stock-based awards made in accordance with the Parent’s long-term stock incentive plans.

(c)    Purchase Price Allocation. $[450,000] of the Loans funded on the Closing Date shall be allocated to the common stock of the Parent issued to the Lenders at Closing, with the remaining $[4,550,000] being allocated to the Loans. The Parties agree to use such purchase price allocation for all tax reporting purposes.

2.13    Subordination

. The Loans shall be subordinated to the Senior Indebtedness to the extent set forth in the Senior Subordination Agreement.

2.14    Payments on the Loans.

(a)    Place and Method of Payment. The Borrowers will pay all sums becoming due on each Loan or otherwise under this Agreement or any other Loan Document, without set-off or counterclaim, by wire transfer of immediately available funds for credit (not later than 4:00 P.M. New York time on the date due) to the account specified for such purpose below the applicable Lender’s name in Schedule 1, or by such other method or at such other address as such Lender shall have from time to time specified to the Borrowers in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Borrowers made concurrently with or reasonably promptly after payment or prepayment in full of any Loan, such Lender shall surrender such Note for cancellation, reasonably promptly after any such request, to the Borrowers at the principal executive office of the Borrowers or at the place most recently designated by the Borrowers pursuant to Section 10.3. Notwithstanding the foregoing, sums due in respect of interest (and only such sums) may be drawn in cash by automatic bank draft pursuant to the authorization provided pursuant to Section 5.1(b)(xii).

(b)    Payments Due on Non-Business Days. Any payment of principal or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day.

ARTICLE III
&NBSP;&NBSP;&NBSP;&NBSP;REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

Each Credit Party hereby jointly and severally represents and warrants to the Lenders that, except as set forth in the Schedules attached hereto (which have been arranged in sections or paragraphs corresponding to the lettered and numbered sections and subsections contained in this Article III) as of the Closing Date and immediately following the closing of the Transactions, the following is true and correct:

3.1    Existence, Qualification and Power; Compliance with Laws

. Each Credit Party (a) is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Transaction Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.2    Authorization; No Contravention

. The execution, delivery and performance by each Credit Party of each Transaction Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law.

3.3    Governmental Authorization

. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Transaction Document or to consummate the Transactions, which has not been obtained.

3.4    Binding Effect

. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms.

3.5    Financial Statements; No Material Adverse Effect.

(a)    The Borrowers have furnished the Lenders with true, correct and complete copies of (i) the audited balance sheet of the Credit Parties on a consolidated basis as of December 31, 2020 and December 31, 2021, and the related statements of income and stockholders’ equity, together with the notes thereto (collectively, the “Annual Financial Statements”) and (ii) the balance sheet of the Credit Parties as of June 30, 2022 and the related statements of income and owners’ equity of the Credit Parties on a consolidated basis for the six-month period then ended (collectively, the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial position of the Credit Parties on a consolidated basis as of the respective dates thereof, and the results of operations thereof, as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments and provided that the Interim Financial Statements lack footnotes As of the dates of the Financial Statements, no Credit Party had any known obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which was not reflected or reserved against in the balance sheets which are part of the Financial Statements, except for those incurred in the ordinary course of business and which are fully reflected on the books of account of the such Credit Party or which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)    The pro forma balance sheet of the Credit Parties delivered to the Lenders on the Closing Date reflects the consummation of the Transactions and fairly reflects the financial condition of the Credit Parties as of June 30, 2022 after giving effect to the Transactions as if the Transactions had occurred on such date and has been prepared in accordance with GAAP, consistently applied.

(c)    The Projections of the Credit Parties on a consolidated basis heretofore delivered to the Lenders (i) were prepared by management of the Borrowers in the ordinary course of its operations consistent with past practice, (ii) are the most current projections prepared by the Credit Parties relating to the periods covered thereby, and (iii) are based on (y) assumptions which management believes in good faith were reasonable both when made and on the date hereof and (z) accounting policies that are consistent with historical practices; provided, that the Lenders acknowledge that such financial projections and other estimates and forward-looking statements contain assumptions about future events and that actual results during the periods covered may be materially different due to a variety of risks and uncertainties, including but not limited to those risks and uncertainties described in Parent’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q under the caption "Risk Factors" filed with the SEC.

3.6    Litigation

. Except as set forth on Schedule 3.6, there are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of any Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of their properties or revenues. To the Knowledge of the Credit Parties, no third party has any basis to assert any valid claim under any agreement or arrangement or any Laws governing unfair competition, trade secrets or proprietary information against any Credit Party that might have the effect of prohibiting any Credit Party from using such information.

3.7    No Default

. No Credit Party is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

3.8    Ownership of Property; Liens; Real Property.

(a)    Each Credit Party has good and valid title to or the right to use all of the properties and assets used in its business (a list of which has been provided to the Lenders) and the Intellectual Property Rights either developed by or assigned to it for its use, subject to no Lien of any kind, except for Permitted Liens.

(b)    Schedule 3.8 attached hereto describes and lists the name of the record owner of all real property now (i) owned by the Credit Parties (the “Owned Real Property”) or (ii) leased or licensed for use by the Credit Parties (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Credit Parties (x) have good and marketable fee simple title to all of the Owned Real Property and (y) have good and valid leasehold interest in and enjoy peaceful and undisturbed possession (consistent with historical use) of, all Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens, and in accordance with the provisions of the applicable lease or sublease. The Real Property is all of the real property used in the business of the Credit Parties as currently conducted. There are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person other than any Credit Party the right to purchase, use or occupy any portion of the Real Property, and Schedule 3.8 sets forth a list of all such leases, subleases, licenses, occupancy agreements, options, rights, concessions and other agreements or arrangements (the “Real Property Leases”). Complete and correct copies of all such Real Property Leases have been delivered to the Lenders. No material alterations are being made or are planned with respect to any of the real property covered by the Real Property Leases. Each Real Property Lease is legal, valid and binding and the applicable Credit Party is a tenant in good standing, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Each rental and other payment due under each Real Property Lease has been duly made; each act required to be performed which, if not performed, would constitute a material breach thereof has been duly performed; and no act forbidden to be performed has been performed thereunder which, if performed, would constitute a material breach thereof. All Real Property is zoned for the purposes for which each of such properties is currently being used. None of the Real Property has been condemned or otherwise taken by any public authority, and, to the Knowledge of the Credit Parties, no condemnation or taking is threatened or contemplated. To the Knowledge of the Credit Parties, none of the Real Property is subject to any claim, contract or law which might affect its use or value for the purposes now made of it.

3.9    Intellectual Property

. Set forth on Schedule 3.9 attached hereto is a list of all Intellectual Property Rights in which any Credit Party has an interest or that is material to the business of such Credit Party. With respect thereto:

(a)    each Credit Party possesses all Intellectual Property Rights which are necessary to conduct its business as now conducted or as contemplated to be conducted, without conflict with any Intellectual Property Right of any other Person;

(b)    no royalties, honorariums or fees are payable by any Credit Party to any Person by reason of the ownership or use of the Intellectual Property Rights;

(c)    no product manufactured, marketed or sold by any Credit Party to the Knowledge of any Credit Party, violate any license or infringe any Intellectual Property Rights or assumed name of another Person; and

(d)    there is no pending or, to the Knowledge of the Credit Parties, threatened claim or litigation against any Credit Party (nor, to the Knowledge of the Credit Parties, does there exist any basis therefor) contesting the validity or right to use of any of the foregoing. No Credit Party has received any written notice that any of the Intellectual Property Rights or the operation of its business conflicts, or will conflict, with the asserted rights of others, and to the Knowledge of the Credit Parties, there exists no basis for any such conflict.

3.10    Environmental Compliance

. There are no actions, suits, proceedings, claims or disputes pending or, to the best of its Knowledge, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of their properties or revenues that allege any material Environmental Liability.

3.11    Insurance

. The properties of the Credit Parties are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party operates and are sufficient for all applicable Laws and otherwise are in compliance with the criteria set forth in Section 6.7 hereof. Schedule 3.11 (which may be updated by the Borrowers at any time by written notice to the Collateral Agent) accurately summarizes all of the insurance policies or programs of Borrowers and their Subsidiaries.

3.12    Taxes.

(a)    Each Credit Party has timely filed all tax returns that it was required to file. All such tax returns were correct and complete in all material respects. All Taxes due and payable by the Credit Parties (whether or not shown or required to be shown on any tax return) have been paid. Except as set forth on Schedule 3.12, no Credit Party is currently the beneficiary of any extension of time within which to file any tax return. None of the tax returns of the Credit Parties are under audit. No claim has ever been made by a Governmental Authority in a jurisdiction where the Credit Parties do not file tax returns that any Credit Party is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Credit Parties that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)    There is no action, suit, proceeding, investigation examination, audit, or claim now pending or, to the Knowledge of any Credit Party, threatened by any Governmental Authority regarding any Taxes relating to any Credit Party. No Credit Party has entered into an agreement or waiver of been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Person nor is any Credit Party aware of any circumstances that would cause the taxable years or other taxable periods of the Credit Parties not to be subject to the normally applicable statute of limitations. No Credit Party has provided, with respect to itself or property held by it, any consent under Section 341 of the Code. No Credit Party has incurred, and will not incur, any material Tax liability in connection with the Transactions.

(c)    The unpaid Taxes of the Credit Parties (i) did not, as of the date of the Interim Financial Statements, exceed the reserve for liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past customer and practice of the Credit Parties in filing their tax returns. No Credit Party has incurred any liability for Taxes outside the ordinary course of business.

(d)    No Credit Party has, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (i) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation § 1.6011-4 or (ii) a “tax shelter” as defined in Section 6111 of the Code and the Treasury Regulations thereunder.

3.13    ERISA Compliance.

(a)    No Credit Party nor any of their ERISA Affiliates currently sponsors, maintains, or has any obligation to contribute to any Plan (including a Multiemployer Plan) that is covered by Title IV of ERISA or is subject to the Pension Funding Rules, nor has any Credit Party or any of their ERISA Affiliates sponsored, maintained, or had the obligation to contribute to any such Plan in the past.

(b)    No Credit Party nor any of their ERISA Affiliates currently sponsors, maintains, or has any obligation to contribute to any Plan that provides health, accident, or life insurance benefits to any former director, employee, or consultant of any Credit Party or any of their ERISA Affiliates or to the spouse or dependents of such former director, employee, or consultant, other than in accordance with Section 4980B of the Code, nor has any Credit Party or any of their ERISA Affiliates sponsored, maintained, or had the obligation to contribute to any such Plan in the past.

(c)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS to the effect that such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto. To the Knowledge of the Credit Parties, nothing has occurred that would prevent, or cause the loss of, such qualification. Each Credit Party and each ERISA Affiliate have made all required contributions to each Plan on a timely basis.

(d)    There are no pending or, to the Knowledge of the Borrowers, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan that are material to either the Credit Parties or the applicable Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

3.14    Capitalization; Subsidiaries; Other Equity Investments.

(a)    The current list of registered owners of the Parent Common Stock, as maintained by the Parent’s stock transfer agent, shall be set forth on Schedule 3.14. All of the outstanding Equity Interests of each Credit Party are duly authorized, validly issued, fully paid and nonassessable, and no Credit Party has outstanding warrants, options, convertible securities or other rights for the purchase or acquisition of shares of its Equity Interests other than those specifically disclosed on Schedule 3.14.

(b)    No Credit Party has any Subsidiary other than those specifically disclosed on Schedule 3.14 and has no direct or indirect equity investments in any other Person other than those specifically disclosed on Schedule 3.14.

3.15    Disclosure

. Each Credit Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party in connection with any Loan Document or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.16    Compliance with Laws

. Each Credit Party is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.17    Solvency

. Each Credit Party is Solvent after giving effect to the Transactions.

3.18    Permits, Franchises

. Each Credit Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable Law, without known conflict with any trademark, trade names, patents or other proprietary right of any Person where the failure to possess such asset could reasonably be expected to have a Material Adverse Effect.

3.19    Foreign Assets Control Regulations, Etc.

(a)    Neither the advancing of the Loans to the Borrowers hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)    No Credit Party (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti- Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Credit Parties are in compliance, in all material respects, with the Patriot Act.

(c)    No part of the proceeds from the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrowers.

3.20    No Brokers

. Other than the fees payable to the Lenders under the Loan Documents, no Person is entitled to any brokerage fee or finders fee or similar fee or commission in connection with arranging the Loans and no Credit Party is liable for the payment of any brokerage fee or finders fee or similar fee or commission in connection with the Transactions.

3.21    Material Agreements

. Schedule 3.21 lists all material written contracts, agreements, commitments and other Contractual Obligations of the Credit Parties as of the Closing Date, other than (a) the Transaction Documents, (b) purchase orders in the ordinary course of business, and (c) any other written contracts, agreements, commitments and other Contractual Obligations of the Credit Parties that do not extend beyond one year and do not involve the receipt of payment of more than $250,000. Each of the contracts, agreements, commitments and other Contractual Obligations of the Credit Parties required to be set forth on Schedule 3.21 is in full force and effect. Each Credit Party has satisfied in full or provided for all of its liabilities and obligations under each material Contractual Obligation requiring performance prior to the date hereof in all material respects, and is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the Knowledge of any Credit Party, no other party to any such material Contractual Obligation is in default thereunder, nor does any condition exist with notice or lapse of time or both would constitute such default.

3.22    Labor and Employment

. No Credit Party has committed or is engaged in any unfair labor practice (as defined in the National Labor Relations Act of 1947 and the regulations thereunder, in each case, as amended). There is (a) no unfair labor practice complaint pending or, to the Knowledge of any Credit Party, threatened against any Credit Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of any Credit Party, threatened against any Credit Party, (c) no union representation question existing with respect to the employees of the Credit Parties and, to the Knowledge of the Credit Parties, no union organizing activities are taking place, and (d) except as set forth on Schedule 3.22, no Credit Party has any obligation to repurchase or redeem any Equity Interests issued by such Credit Party. Each Credit Party is in compliance in all material respects with all federal, state or other applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. No Credit Party is a party to any collective bargaining agreement.

3.23    No Crimes

. No Credit Party nor any of their executive officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Credit Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that, in either case, could lead to forfeiture of any material property of a Credit Party.

3.24    Existing Indebtedness

. The Credit Parties have no Indebtedness outstanding, except for the Obligations and as set forth on Schedule 3.24.

3.25    Small Business Concern

. Parent, together with the other Borrowers, and, for purposes of this Section 3.25, its “affiliates” (as that term is defined in Title 13, Code of Federal Regulations, § 121.103), is a “small business concern” within the meaning of the Small Business Investment Act. The information set forth in SBA Forms 480, 652 and Parts A and B of Form 1031 regarding the Credit Parties will, upon delivery pursuant to Article V hereof, be accurate and complete. The Credit Parties do not presently engage in and will not use directly or indirectly, the proceeds from the Loans for any purpose for which a Small Business Investment Company is prohibited from providing funds by the Small Business Investment Act and the regulations thereunder, including Title 13, Code of Federal Regulations § 107.720.

3.26    Organizational Documents

. The articles of incorporation, articles of organization, certificate of formation, bylaws and operating agreements, as applicable, of the Credit Parties, are in full force and effect, without further changes, amendments or modifications.

3.27    Conflict of Interest Transactions

. During the past three years, no Conflict of Interest Transaction has occurred or has been agreed to by an Credit Party, except as set forth on Schedule 3.27.

3.28    Investment Company

. No Credit Party nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE IV
&NBSP;&NBSP;&NBSP;&NBSP;REPRESENTATIONS AND WARRANTIES OF THE LENDERS

In connection with the transactions contemplated by this Agreement, each Lender represents and warrants to Borrower that:

4.1    Organization

. Lender is a limited partnership duly organized, validly existing and in good standing under the laws of the State of North Carolina.

4.2    Authority

. Lender has all requisite power and authority to execute and deliver the Loan Documents to which it is a party and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action of Lender. Each of the Loan Documents to which Lender is a party is a valid and binding obligation of Lender, enforceable against it in accordance with its terms and conditions.

4.3    No Violation

. Neither the execution and delivery of the Loan Documents to which Lender is a party nor the consummation by Lender of the transactions contemplated hereby and thereby shall, and with the giving of notice or lapse of time shall not, conflict with, violate or constitute a default under (i) the limited partnership agreement of Lender, (ii) any contract or other agreement to which Lender is a party or by which Lender is bound, or (iii) any law, rule or regulation of any state or of the United States or any judgment, decree, order, regulation or rule of any court or any governmental or regulatory authority, which would have a Material Adverse Effect on Borrower or the transactions contemplated herein.

4.4    No Consents

. No consent, waiver, approval, license or authorization of, or designation, declaration or filing with, any Person on the part of Lender is required in connection with the execution or delivery by Lender of the Loan Documents to which Lender is a party or the consummation by Lender of the transactions contemplated hereby or thereby, except to the extent obtained by Lender prior to the Closing or to the extent that their failure to be obtained would not have a material adverse effect on Borrower or the transactions contemplated hereby.

4.5    Purchase for Investment

. Lender understands that the shares of Parent Common Stock are being issued to Lender pursuant to a nonpublic offering exemption without registration under the Securities Act and without registration under any state securities or blue-sky acts or laws. The shares of Parent Common Stock are being and shall be acquired by Lender for its own account, for investment purposes (meaning to hold for an indefinite period) and without any intention to distribute or otherwise dispose of the same. Lender shall not sell, hypothecate, assign, transfer or otherwise dispose of any shares of Parent Common Stock in violation of any federal or state securities law, and in any event not unless (i) the shares are registered under the Securities Act pursuant to an effective registration statement contemplating the transaction or transactions in which the shares are to be disposed or (ii) Parent shall have received an opinion of counsel, reasonably satisfactory to Parent, to the effect that the sale or other proposed disposition of shares may be accomplished without such registration.

During the negotiation of the transactions contemplated hereby, Lender and its representatives have been afforded full and free access to the books, records, contracts, documents, and other information concerning Borrower and the contemplated transactions and further have been afforded an opportunity to ask such questions of the officers, employees, agents, accountants and representatives of Borrower concerning the business, operations, financial condition, assets, liabilities, prospects and other relevant matters as they have deemed necessary or desirable, and Lender hereby confirms that it or its agents have been given such information as has been requested in order to evaluate the merits and risks of the prospective investment contemplated hereby.

Lender understands that there are substantial restrictions on the transferability of the shares and that the certificates or book-entry positions representing the shares purchased hereunder shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY POSITION] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR (3) SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

Lender represents and warrants that it (i) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) has no need for liquidity in this investment, and (iii) is aware of and able to bear the risks of the investment for an indefinite period of time. Lender has considered the risk factors disclosed in Parent’s SEC Reports and acknowledges that an investment in Parent involves significant risk.

ARTICLE V
&NBSP;&NBSP;&NBSP;&NBSP;CONDITIONS TO PURCHASE

5.1    Conditions to Closing

. The obligation of each Lender to advance the Loans hereunder is subject to the fulfillment (or waiver) of all of the following conditions:

(a)    Approval of Counsel. All legal matters incidental to the Loans shall be satisfactory to each of the Lenders and their counsel.

(b)    Documentation. The Lenders shall have received, in form and substance satisfactory to each Lender, each of the following, duly executed and acknowledged where appropriate by all parties thereto:

(i)    This Agreement;

(ii)    the Notes issued to each Lender reflecting the Loans made by such Lender;

(iii)    [reserved];

(iv)    the Collateral Documents, together with such UCC financing statements, evidence of the book-entry issuance of 150,000 shares of Parent Common Stock, [and stock powers, original promissory notes, notices of security interest to be filed in the United States Patent and Trademark Office] and other instruments and documents required to be delivered under the Collateral Documents or as the Collateral Agent may otherwise determine to be necessary or reasonably appropriate to perfect the Liens granted thereunder, all in form and substance acceptable to the Collateral Agent;

(v)    specimen signatures certified by an appropriate officer of each Credit Party;

(vi)    Organization Documents and resolutions of the board of directors, or equivalent governing body, of each Credit Party, together with such other documents and certificates as the Lenders or their counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, the Loan Documents or the Transactions;

(vii)    UCC and other search results required by the Lenders;

(viii)    certificates, dated as of the Closing Date, of the [chief financial officer] of Parent as to the Solvency of the Credit Parties (after giving effect to the Transactions);

(ix)    the SBA Forms 480, 652 and 1031 (Parts A and B) completed by Parent with respect to the Loans;

(x)    the Small Business Administration Economic Impact Assessment completed by Parent, in form and substance satisfactory to the Lenders;

(xi)    a funds flow memorandum in form and substance satisfactory to the Lenders that will provide, among other things, for the payoff of the EIDL loan obtained by the Borrowers;

(xii)    documentation authorizing the Lenders to draft interest payments under the Loans from a checking account of the Borrowers in form and substance acceptable to the Lenders;

(xiii)    evidence of insurance complying with the requirements of Section 6.7; and

(xiv)    such other documents as the Lenders may reasonably require.

(c)    Closing Fees. The Borrowers shall have paid the Closing Fee due and payable prior to and on the Closing Date.

(d)    Fees and Expenses. The Credit Parties shall have paid all reasonable fees and expenses incurred by the Credit Parties in connection with the Transactions pursuant to Section 2.5(c).

(e)    Approvals. Each Lender shall have received the necessary approvals from its investment and other committees.

(f)    Due Diligence. Each Lender shall have completed its due diligence to its satisfaction.

5.2    Conditions to Advances.

The obligation of each Lender to make any Advance under Multi-Draw Notes or on any Multi-Draw Date for which such Advance is requested is subject to the Lenders having approved such Advance in their sole discretion and the fulfillment (or waiver) of all other documentation required by and conditions stipulated by the Lenders with respect to such Advance.

ARTICLE VI
&NBSP;&NBSP;&NBSP;&NBSP;AFFIRMATIVE COVENANTS

So long as any Loan shall be outstanding or any other Obligation shall remain unpaid or unsatisfied, each Credit Party shall, and shall cause each Subsidiary thereof to, unless otherwise consented to by the Required Lenders:

6.1    Financial Statements; Budget

. Deliver to each Lender the following, in the form and detail satisfactory to the Required Lenders:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Credit Parties, a consolidated balance sheet of the Credit Parties as at the end of such fiscal year, and the related consolidated statements of income or operations, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in the case of such consolidated statements, audited and accompanied by a report and opinion of Parent’s independent registered public accounting firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be certified without qualification or explanation for fiscal year 2023 and all fiscal years thereafter and accompanied by a certificate of a Responsible Officer of Parent stating that no Event of Default was discovered or occurred during the examination of the Credit Parties (or if an Event of Default has occurred, specifying the nature thereof and the steps or actions that the Credit Parties are taking or have taken with respect thereto);

(b)    as soon as available, but in any event within 30 days after the end of each month (and within 45 days of the end of a month that is also the end of a quarter), a consolidated balance sheet of the Credit Parties as at the end of such month, and the related consolidated statements of income or operations, retained earnings and cash flows for such month, for the portion of the Credit Parties’ fiscal year then ended, and for the twelve-month period then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and, certified by a Responsible Officer of Parent as fairly presenting the financial condition, results of operations and shareholders equity of the Credit Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a report prepared by such officer containing comparisons to the operating budget of the Credit Parties, including an explanation of material variances, and to the corresponding period in the preceding year and (ii) a management narrative discussing the results and highlights of such month and an overview of the business of the Credit Parties, including but not limited to, information about the revenues, inventory, headcount and strategic initiatives of the Credit Parties; and

(c)    as soon as available, commencing with fiscal year 2022, a business plan of the Credit Parties for the following fiscal year which has been approved by the Board, such plan to include, on a quarterly basis, the following: (i) a projected quarterly operating and capital budget, including; (ii) a projected quarterly income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections; and (iii) a certificate signed by a Responsible Officer of Parent to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

6.2    Certificates; Other Information

. Deliver to each Lender the following, each of which shall be in form and detail satisfactory to the Required Lenders:

(a)    concurrently with the delivery of the financial statements referred to in Section 6.1 (a), and within 60 days following a fiscal quarter end in the case of Section 6.1 (b) with respect to any financial statements delivered with respect to a month that coincides with a fiscal quarter end, a duly completed Compliance Certificate signed by a Responsible Officer of Parent;

(b)    promptly after any request by any Lender, copies of any reports by Parent’s independent registered public accountant, management letters or recommendations submitted to the board of directors or board of managers, as applicable (or the audit committee of such board) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party, or any audit of any of them;

(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders or members of any Credit Party, and copies of all annual, regular and periodic reports and registration statements which any Credit Party may file or be required to file with the SEC under the Securities Act or the Exchange Act (“SEC Reports”), and not otherwise required to be delivered to the Lenders pursuant hereto;

(d)    not later than such time as provided to the Senior Lender, such reports delivered by such Person to the Senior Lender (other than, unless requested by any Lender, routine borrowing base reports and related information);

(e)    promptly after request by any Lender (and in any event within 20 days of receipt of such request from such Lender), any information requested by the SBA;

(f)    promptly after any request by any Lender, information or presentation materials provided to any prospective lender or investor; and

(g)    promptly, such additional information regarding the business, financial or corporate affairs of the Credit Parties, or compliance with the terms of the Loan Documents, as any Lender may from time to time reasonably request.

6.3    Notices

. Promptly notify each Lender:

(a)    of the existence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Credit Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, including pursuant to any applicable Environmental Laws;

(c)    the occurrence of any ERISA Event; and

(d)    of any material change in accounting policies or financial reporting practices by any Credit Party.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Parent setting forth details of the occurrence referred to therein and stating what action (if any) Parent or any other Credit Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.4    Payment of Obligations

. Pay and discharge prior to delinquency all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Credit Parties; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens); and (c) all material Indebtedness, as and when due and payable, unless being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Credit Parties, and further subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.5    Preservation of Existence, Etc

. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or the local equivalent) under the laws of the jurisdiction of its organization, except (x) in a transaction permitted by Section 7.4 or 7.5 or (y) in the case of good standing (or the local equivalent), to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (in the case of Subsections (a) and (b)) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, if any, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.6    Maintenance of Properties

. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear, tear and obsolescence excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.7    Maintenance of Insurance; Key Man Insurance.

(a)    Maintain with reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice, including, without limitation, property and casualty insurance on all of its property, general liability insurance, workers compensation insurance, business interruption insurance, directors and officers liability insurance and key man life insurance and maintain such insurance as is required by the terms of any Collateral Document. All property, general liability and key man life insurance policies shall contain the provision that the Collateral Agent be given 10 days written notice of intent to terminate by any Credit Party, any of its Subsidiaries or insuring company, and shall name Collateral Agent as lenders loss payee and a party insured thereunder. Any proceeds of such insurance policies received by Collateral Agent shall be promptly paid over to the Borrowers by Collateral Agent, so long as no Event of Default exists. The Borrowers will, and will cause their respective Subsidiaries to, furnish to the Collateral Agent upon request (but, unless an Event of Default has occurred and continuing, not more than once per calendar year) full information as to the insurance carried by it.

(b)    At or prior to the Closing Date, the Borrowers shall furnish certificates of insurance issued on applicable Acord Forms with respect to property and liability insurance for the Borrowers and each Subsidiary. The Borrowers will, and will cause their respective Subsidiaries to, notify the Lenders, promptly, upon receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(c)    If any Borrower or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 6.7 or to timely pay or cause to be paid the premium(s) on any such insurance, or if any Credit Party shall fail to deliver all certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation), upon prior notice to the Borrowers, to procure such insurance or pay such premiums, and the Borrowers agree to reimburse the Collateral Agent, on demand, for all costs and expenses relating thereto.

(d)    Commencing 60 days following the Closing Date, the Borrowers shall obtain and maintain in full force and effect life insurance in at least the amount of $2,000,000 on the life of Ryan Pratt (or his successor, if any), the proceeds of which life insurance policy shall be payable to the Collateral Agent, as the beneficiary thereof, for the benefit of the Lenders. In the event of the death of Ryan Pratt (or his successor, if any), the proceeds of such insurance shall be applied to make a prepayment on the Loans pursuant to Section 2.7 (b).

6.8    Compliance with Laws

. Comply with the requirements of all Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.9    Books and Records

. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Credit Parties; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Credit Parties.

6.10    Inspection Rights

. Permit representatives and independent contractors of each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Credit Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Credit Parties; provided, however, that when an Event of Default exists any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Credit Parties at any time during normal business hours and without advance notice.

6.11    Use of Proceeds

. The proceeds of the Advances shall be used for (i) financing of growth initiatives, and (ii) general corporate purposes (including working capital) not in contravention of any Law or of any Loan Document. No part of the proceeds of the sale of the Loans shall be used by the Borrowers to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

6.12    Financial Covenants.

(a)    The Credit Parties, on a consolidated basis, shall maintain a maximum total Leverage Ratio, defined as Total Funded Debt (less any Debt subordinate to Salem) to Gross Profit (the “Leverage Ratio”). The Leverage Ratio shall be tested at the end of each fiscal quarter on a trailing twelve-month basis for the twelve consecutive months then most recently ended, commending with the fiscal quarter ending December 31, 2022, and shall not exceed (i) 1.50:1.00 for the fiscal quarters ending December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 and (ii) 1.00:1.00 at the end of any fiscal quarter ending thereafter.

(b)    The Credit Parties, on a consolidated basis, shall maintain Liquidity at all times of at least $750,000, which shall be reported at least as frequently as the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2022.

6.13    New Subsidiaries

. As soon as practicable but in any event within 30 days following the acquisition or creation of any Subsidiary:

(a)    grant to Collateral Agent a perfected security interest in and Lien on all of the issued and outstanding Equity Interests of such Subsidiary, in order to secure the Obligations;

(b)    cause such Subsidiary to deliver to the Collateral Agent a Subsidiary Guaranty Agreement or Subsidiary Guaranty Joinder Agreement, as applicable, executed and delivered by such Subsidiary;

(c)    cause such Subsidiary to secure said Subsidiary Guaranty Agreement pursuant to a Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent.

(d)    deliver an opinion of counsel to such Subsidiary, dated as of the date of delivery of such Loan Documents addressed to the Collateral Agent and the Lenders, in form and substance reasonably acceptable to the Collateral Agent; and

(e)    deliver to the Collateral Agent current copies of the Organization Documents of such Subsidiary and resolutions of the board of directors, or equivalent governing body, of such Subsidiary, together with such other documents and certificates as the Collateral Agent or its counsel may reasonably request relating to the organization, existence and good standing (or the local equivalent) of such Subsidiary, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to such Subsidiary, the Loan Documents or the transactions contemplated thereby.

6.14    Further Assurances

. At the Credit Parties’ cost and expense, upon request of the Collateral Agent, duly execute and deliver or cause to be duly executed and delivered, to the Collateral Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Collateral Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

6.15    Small Business Investment Company Act.

(a)    Provide the Lenders, their designees and the SBA reasonable access to its books and records for the purpose of verifying the use of the proceeds from the Loans and for all other purposes required by the SBA.

(b)    Upon the request of any Lender, provide all information relating to such Person and its Subsidiaries as such Person may from time to time reasonably request in order to prepare and file SBA Form 468 or as any governmental authority asserting jurisdiction over any Lender may request or require.

(c)    At all times comply with the non-discrimination requirements of Title 13, Code of Federal Regulations, Parts 112, 113 and 117.

(d)    In the event of any reasonable determination by any Lender that, by reason of any existing or future Law, it is effectively restricted or prohibited from holding any interest in such Person, take such action, as may be deemed reasonably necessary by such Lender to permit such Lender to comply with such Law.

For the avoidance of doubt, the requirements in this Section 6.15 shall survive for as long as the Lenders have any Loans outstanding or hold any equity interest in the Borrowers.

6.16    Board Information Rights; Management Meetings.

(a)    Parent shall notify Salem in writing of the date and time for each regularly scheduled meeting of the Board at the time notice is provided to the Board, and concurrently deliver to Salem any materials delivered to the Board, including a draft of any resolutions proposed to be adopted by written consent at such meeting.

(b)    Parent shall permit two authorized representatives (the “Lender Representatives”) of Salem (and its successors and assigns) to attend all regularly scheduled meetings of its Board. Parent shall provide both such representatives with such notice and other information with respect to such meetings as are delivered to the directors of Parent. Notwithstanding the foregoing, the Lender Representatives may be excluded from access to any meeting of the Board or portion thereof (and from materials and information related thereto, including any summary of minutes of such meeting or portion thereof, and any resolutions by written consent) to the extent Parent reasonably determines on good faith advice of counsel (i) that such exclusion is necessary to preserve the attorney-client privilege, comply with any contractual confidentiality obligation or otherwise comply with applicable Law; or (ii) that such meeting (or portion thereof) or materials (1) relate to a dispute or potential dispute under this Agreement or the Loan Documents between the Borrowers and the Lenders, or (2) relate to a refinancing of the Obligations.

6.17    Post-Closing Covenants

. The Borrowers will and will cause each of its Subsidiaries to, diligently pursue and cause to be done or delivered to the Lenders or the Collateral Agent, as the case may be, the following actions or items within the respective time periods set forth (it being understood that (i) the failure by the Borrowers to perform or cause to be performed any such post-closing covenant on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such post-closing covenant would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Closing Date until the date on which such post-closing covenant is required to be fulfilled pursuant to this Section 6.17):

(a)    The Borrowers shall deliver to the Collateral Agent, within 10 days after the Closing Date, Acord certificates and applicable endorsements naming the Collateral Agent as an additional insured on all liability policies and lenders loss payee on all property policies for the business and properties of the Credit Parties;

(b)    The Borrowers shall deliver to the Collateral Agent, within 60 days after the Closing Date, the insurance policy on Ryan Pratt required by Section 6.7(d) and deliver a copy of the same along with a collateral assignment of the same in favor of the Collateral Agent for the benefit of the Lenders; and

(c)    The Borrowers shall deliver to the Collateral Agent, within 60 days after the Closing Date, a Landlord Waiver for the principal place of business of Parent.

6.18    Landlord Waivers

. The Borrowers shall use (and shall cause each of their respective Subsidiaries to use) reasonable best efforts to obtain and deliver to the Collateral Agent a Landlord Waiver with respect to each facility of any Credit Party or its Subsidiaries for which such Person enters a new lease agreement, prior to the date on which such Credit Party or Subsidiary takes possession under such lease agreement.

ARTICLE VII
&NBSP;&NBSP;&NBSP;&NBSP;NEGATIVE COVENANTS

So long as any Loan shall be outstanding or any other Obligation shall remain unpaid or unsatisfied, the Credit Parties shall not, nor shall they permit any of their Subsidiaries (and solely with respect to Section 7.15, any ERISA Affiliate) to, directly or indirectly, without the consent of the Required Lenders:

7.1    Liens

. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens under the Senior Loan Documents securing the Senior Indebtedness up to the maximum amount permitted by the Senior Subordination Agreement;

(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    Statutory landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(f) or securing appeal or other surety bonds relating to such judgments;

(i)    Liens securing Indebtedness permitted under Section 7.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers in the ordinary course of business; and

(k)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions.

7.2    Investments

. Make any Investments, except:

(a)    Investments held by the Credit Parties in the form of cash equivalents or short-term marketable debt securities;

(b)    Investments consisting of loans and advances to officers and employees of the Credit Parties in the ordinary course of business, not to exceed $25,000 in the aggregate amount outstanding at any one time;

(c)    Investments of any Credit Party in any other Credit Party;

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)    Guarantees permitted by Section 7.3;

(f)    deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business;

(g)    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit; and

(h)    to the extent constituting Investments, Investments consisting of Eligible Swap Contracts for bona fide hedging purposes and not for speculation.

7.3    Indebtedness

. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Guarantees of any Credit Party in respect of Indebtedness otherwise permitted hereunder of any other Credit Party;

(c)    the Senior Indebtedness;

(d)    Indebtedness in respect of (i) Synthetic Lease Obligations and (ii) Capital Leases and purchase money obligations as calculated in accordance with GAAP and shown on the Credit Parties’ balance sheet (which shall not, for the avoidance of doubt, include (x) any operating leases for the rental of office or other operating space or (y) that certain Master Lease Agreement (Number 4210), dated April 21, 2022, by and between Guerrilla RF, Inc. and Tech. Finance Co., LLC, and related Lease Schedule Number: 4210-001) in an aggregate amount not exceeding the following:

(i)    from August 11, 2022 to August 11, 2023, an amount equal to 70% (or 0.7) of Gross Profit;

(ii)    from August 11, 2023 to August 11, 2024, an amount equal to 60% (or 0.6) of Gross Profit;

(iii)    from August 11, 2024 to August 11, 2025, an amount equal to 50% (or 0.5) of Gross Profit; and

(iv)    at all times thereafter, an amount equal to 45% (or 0.45) of Gross Profit; and

(e)    Indebtedness of any Credit Party to another Credit Party so long as (A) after such transaction, such Credit Party providing the Indebtedness will be Solvent and (B) no Default or Event of Default then exists or will exist as a result of such transaction.

7.4    Fundamental Changes

. Merge, dissolve, liquidate, consolidate with or into, or become the general partner of, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)    any Subsidiary may merge with (i) any Borrower; provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that (x) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and (y) when any Credit Party is merging with another Subsidiary, a Credit Party shall be the continuing or surviving Person; and

(b)    any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Credit Party; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary.

7.5    Dispositions

. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Dispositions of obsolete or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)    Dispositions of inventory in the ordinary course of business;

(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are substantially contemporaneously applied to the purchase price of such replacement property;

(d)    Dispositions of property by any Subsidiary to a Borrower (other than Parent) or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Credit Party, the transferee thereof must be a Credit Party;

(e)    Dispositions of cash and Cash Equivalents; and

(f)    Dispositions permitted by Section 7.4.

provided, however, that any Disposition pursuant to clauses (a) through (c) shall be for fair market value.

7.6    Change in Nature of Business.

(a)    Engage in any material line of business substantially different from those lines of business conducted by the Credit Parties on the date hereof (after giving effect to the Transactions) and other lines of business incidental or reasonably related thereto.

(b)    Engage in any activities or use directly or indirectly the proceeds from the Loans for any purpose for which a Small Business Investment Company is prohibited from providing funds by the Small Business Investment Act, including Title 13, Code of Federal Regulations, §107.720.

7.7    Conflict of Interest Transactions

. Enter into any Conflict of Interest Transaction, except for (a) payment by the Borrowers of fees or salaries in the ordinary course of business to employees, (b) for customary indemnities and reasonable expense reimbursement provided to officers of the Borrower, (c) transactions otherwise in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business (including, but not limited to (i) the transfer of assets among the Borrowers, (ii) the exercise of warrants and options to acquire capital stock of Parent outstanding on the date of this Agreement, and (iii) the award of stock-based compensation in accordance with the Parent’s long-term stock incentive plans).

7.8    Burdensome Agreement

. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Credit Party to make Restricted Payments to any Credit Party or to otherwise transfer property to any Credit Party, (ii) of any Credit Party to Guarantee the Indebtedness of any Borrower or (iii) of any Credit Party to create, incur, assume or suffer to exist Liens on property, assets or revenues, whether now owned or hereafter acquired, of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge or incurred or provided in favor of any holder of Indebtedness permitted under Section 7.3(b) or 7.3(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.9    Acquisitions. Consummate any Acquisition other than Permitted Acquisitions.

7.10    Dissolution, Etc

. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with a merger or consolidation permitted pursuant to Section 7.4.

7.11    Sale and Leaseback Transactions

. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

7.12    Amendment of Certain Agreements

. Amend, modify or waive any of its rights under its Organization Documents, other than any amendment or modification permitted under Section 7.20, or (b) any Senior Loan Document (other than any amendment, modification, or waiver that is permitted under the terms of the Senior Subordination Agreement).

7.13    Restricted Payments

. Make any Restricted Payment other than the following, provided that (x) the Credit Parties are and will remain in compliance with the financial covenants set forth in Section 6.12 after giving effect to such distribution and (y) no Default or Event of Default is occurring or will occur as a result of such distribution:

(a)    Restricted Payments by any Credit Party to another Credit Party; and

(b)    Payments in an amount not to exceed $150,000 in any fiscal year to redeem securities of Parent held directly or indirectly by officers, managers and employees of Parent or any of its Subsidiaries upon the death or separation from employment for consideration not exceeding the fair market value of such securities; provided, however, that such cap shall not apply to the extent that the Collateral Agent receives at least thirty days’ advance written notice of any payments to redeem securities in excess thereof.

7.14    Accounting Changes

. Make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of any Credit Parties, except to change the fiscal year of a Subsidiary to confirm its fiscal year to that of Parent.

7.15    Pension and Retiree Health Plans

. (a) Sponsor, maintain, or have any obligation to contribute to any Plan (including a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA) that is covered by Title IV of ERISA or that is subject to the minimum funding standards under Section 412 of the Code; (b) sponsor, maintain, or have any obligation to any Plan that provides health, accident, or life insurance benefits to any former employee of any Borrower or any of its ERISA Affiliates or to the spouse or dependents of such former employees, other than in accordance with Section 4980B of the Code.

7.16    [Reserved].

7.17    Executive Compensation

. Compensate its executive officers, managers, directors, or any relative or family member thereof, whether by means of salary, bonus, profit sharing, options, dividends or any other means except as customary and reasonable and otherwise approved by the Board or a committee thereof.

7.18    Equity Interests

. Issue any Equity Interests after the Closing Date that are Disqualified Equity Interests.

7.19    Charter Amendments

. The Credit Parties will not and will not permit any of their Subsidiaries to, amend its certificate of incorporation, articles of organization, certificate of formation, bylaws or operating agreement in any way except as would not adversely affect the Lenders in any material respect. For avoidance of doubt, (a) any amendment that effects a change of any Credit Party’s name shall be considered to adversely affect the Lenders hereunder and (b) any amendment reasonably necessary in connection with the creation of a new class or series of capital stock to be issued in a capital raising transaction for the benefit of the Borrowers shall not be deemed to adversely affect the Lenders as long as it does not provide for the issuance of Disqualified Equity Interests.

7.20    Subordinated Indebtedness

. No Credit Party shall: (a) make any payment of principal or interest on any Subordinated Indebtedness in contravention of the applicable subordination agreement; (b) purchase any Subordinated Indebtedness or take any other action with respect to any Subordinated Indebtedness except to the extent expressly permitted pursuant to the terms of the applicable subordination agreement; (c) make any voluntary prepayment of any Subordinated Indebtedness or effect any voluntary redemption thereof; (d) take or omit to take any action whereby the subordination of any Subordinated Indebtedness to the Obligations might be terminated, impaired or adversely affected; (e) make any redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment on any Subordinated Indebtedness; or (f) omit to give the Lenders prompt written notice of any material notice received from any holder of any Subordinated Indebtedness, including any notice of any default under any agreement or instrument relating thereto by reason whereof such indebtedness might become or be declared to be due or payable. No Credit Party shall enter into or consent to any modification or alteration of any document, instrument or agreement executed or delivered in connection with any Subordinated Indebtedness or otherwise amend, modify, cancel or supplement in any respect any provisions of any such document, instrument or agreement in contravention of the applicable subordination agreement. The Lenders may from time to time give such notices to any holder of any Subordinated Indebtedness as are contemplated by the applicable subordination agreement and the Lenders may otherwise, in their sole discretion, furnish any holder of any Subordinated Indebtedness information without any liability to any Credit Party or their Affiliates.

ARTICLE VIII
&NBSP;&NBSP;&NBSP;&NBSP;EVENTS OF DEFAULT, ETC.

8.1    Events of Default

. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    Payment Default. Any Credit Party shall fail to pay (i) when due any amount of principal of any Note, or (ii) within five (5) days after the same becomes due, any interest on any Loan or with respect to any fees or other amounts payable under any of the Loan Documents. All payments on any Loan shall be payable by draft from the Borrower Account and the Borrowers agree to sign all documentation necessary to authorize and enable each Lender to draft such payments from such account without the requirement of notice to, or authorization by, the Borrowers in the case of each separate draft. The lack of sufficient funds in such account, or if such funds are blocked or held for any reason, on the payment dates specified hereunder when the Lender attempts to draft such payment, shall also constitute an Event of Default.

(b)    Covenant Default; Financial Delivery Default. Any Credit Party shall fail to observe or perform any covenant or agreement contained (i) Sections 6.1 or 6.2, which default shall continue for a period of five (5) days from its occurrence or (ii) in Sections 6.3, 6.5, 6.10, 6.11, 6.12, 6.15, 6.16, 6.17, 6.18 or Article VII.

(c)    Other Covenant Defaults. Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)    Representations and Warranties; False or Misleading Statements. Any financial statement or certificate furnished to the Collateral Agent or any Lender in connection with, or any representation or warranty made by or on behalf of any Credit Party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(e)    Other Agreements. The occurrence of a default, and the passage of any applicable cure period with respect thereto without curing such default, (i) under any of the Senior Loan Documents resulting from a failure to make any payment thereunder or any other default, (ii) under any of the documents in connection with any Subordinated Indebtedness, (iii) under any agreement to which any Credit Party is a party with a third person or person which (x) results in a right by such third person or persons, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $200,000 or (y) could have a Material Adverse Effect.

(f)    Judgments. Any judgment or order for the payment of money in excess of $250,000 in the aggregate (net of independent third-party insurance as to which the insurance carrier does not dispute the coverage of such payment) shall be rendered against any Credit Party, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(g)    Voluntary Bankruptcy, Etc. Any Credit Party shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing. Any Credit Party shall admit in writing its inability to pay its debts as they become due.

(h)    Involuntary Bankruptcy, Etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any such Person’s debts, or any substantial part of any such Person’s assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Credit Party or for a substantial part of any such Person’s assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)    Material Adverse Effect. There shall exist or occur any event or condition that has a Material Adverse Effect and which the Required Lenders in good faith reasonably believe impairs, or is substantially likely to impair, the prospect of payment or performance by any Credit Party of its obligations under any of the Loan Documents.

(j)    Change of Control. Any Change of Control shall occur or exist.

(k)    [Reserved].

(l)    Unenforceability. Any provision of any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Credit Party, or any Credit Party shall so state in writing, seek to terminate its obligations thereunder.

(m)    Subordinated Indebtedness. Any Credit Party makes any payment on account of Subordinated Indebtedness in violation of the subordination agreement related thereto.

(n)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $100,000 or (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000.

(o)    Cessation of Business. There shall occur a cessation of a substantial part of the business of any Credit Party for a period that materially adversely affects the Credit Parties’ capacity (as a consolidated enterprise) to continue their business on a profitable basis; or any Credit Party shall suffer the loss or revocation of any material license or permit now held or hereafter acquired which is necessary to the continued or lawful operation of its business; or any Credit Party shall be enjoined, restrained or in any other way prevented by a court, governmental or administrative order from conducting all or any material part of its business.

8.2    Acceleration.

(a)    If an Event of Default described in clause (g) or (h) of Section 8.1 has occurred, all the Obligations then outstanding shall automatically become immediately due and payable.

(b)    If any Event of Default described in clause (a) of Section 8.1 has occurred and is continuing, any Lender at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Borrowers, declare all the Loans held by it or them and the Obligations related thereto to be immediately due and payable.

(c)    If any other Event of Default has occurred and is continuing, the Required Lenders may at any time at its or their option, by notice or notices to the Borrowers, declare all the Loans and Obligations then outstanding to be immediately due and payable.

Upon any Loans and the Obligations becoming due and payable under this Section 8.2, whether automatically or by declaration, such Loans will forthwith mature and the entire unpaid principal amount of such Loans, plus all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

8.3    Rescission of Acceleration

. At any time after any or all of the Loans and any other Obligations shall have been declared immediately due and payable pursuant to Section 8.2, the Required Lenders may, by notice in writing to the Borrowers, rescind and annul such declaration and its consequences if (i) the Borrowers shall have paid all overdue interest on the Loans, the principal of the Loans which has become due other than by reason of such declaration, and interest on such overdue interest and overdue principal at the rate specified hereunder, (ii) the Borrowers shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Defaults and Events of Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to Section 10.1, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Loans or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Default or Event of Default or impair any right arising therefrom.

8.4    Notice of Acceleration or Rescission

. Whenever any Loans or other Obligations shall be declared immediately due and payable pursuant to Section 8.2 or any such declaration shall be rescinded and annulled pursuant to Section 8.3, the Borrowers shall forthwith give written notice thereof to the Lenders.

8.5    Other Remedies

. If any Default or Event of Default shall occur and be continuing, the Lenders may elect to proceed to protect and enforce their rights under this Agreement, the Notes and the other Loan Documents by exercising such remedies as are available to the Lenders and/or the Collateral Agent under applicable Law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the other Loan Documents or in aid of the exercise of any power granted in this Agreement or the other Loan Documents. No remedy with respect to the Loans conferred in this Agreement or the other Loan Documents upon any Lender or the Collateral Agent is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. The foregoing provisions are solely for the benefit of the Lenders and Collateral Agent and the Borrowers shall not have any rights as a third-party beneficiary or otherwise under any of such provisions.

ARTICLE IX
&NBSP;&NBSP;&NBSP;&NBSP;COLLATERAL AGENT

9.1    Appointment and Authority

. Each of the Lenders hereby irrevocably appoints Salem Investment Partners V, Limited Partnership to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender hereby further irrevocably authorizes Collateral Agent to act as the secured party under each of the Collateral Documents. Without limitation of the foregoing, each Lender authorizes and directs the Collateral Agent to execute the Senior Subordination Agreement, the Collateral Documents, and the other Loan Documents to which the Collateral Agent is a party on behalf of the Lenders and to bind the Lenders by the provisions thereof, each of which has been approved and authorized by such Lender and by which such Lender hereby agrees to be bound (whether or not originally a party thereto). The provisions of this Article are solely for the benefit of the Collateral Agent and the Lenders, and no Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

9.2    Collateral Matters.

(a)    Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or all of the Lenders, as applicable, in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders or all of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral Document or Loan Document which may be necessary or appropriate to perfect and maintain perfected the Liens granted pursuant to the Collateral Documents.

(b)    The Lenders hereby authorize the Collateral Agent, and the Collateral Agent hereby agrees, (i) to, upon the payment in full in cash of the Obligations (other than unasserted or contingent claims) and otherwise in accordance with the terms hereof and of (and at the times specified in) the Collateral Documents, release (x) any Lien granted to or held by the Collateral Agent upon any collateral in accordance with the terms of the Collateral Documents, and (y) any Guarantor from its obligations under any guaranty; (ii) to subordinate any Lien on any collateral granted to or held by the Collateral Agent under any Collateral Document to the holder of any Permitted Lien described in Section 7.1(b) and (iii) to subordinate or release any Lien on any collateral granted to or held by the Collateral Agent under any Collateral Document to the holder of any Permitted Lien described in Sections 7.1(j) and in each case under clause (ii) or (iii) above, on customary and market terms as determined by the Collateral Agent in its reasonable discretion. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of collateral, or to release any Guarantor from any guaranty, in each case, as permitted pursuant to this Section 9.2(b).

(c)    The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that any collateral exists or is owned by any Borrower or any Subsidiary thereof or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.2 or in any of the Loan Documents, it being understood and agreed that in respect of the collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in any collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct. Neither the Collateral Agent nor any of its directors, officers, partners, managers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document; (iii) the satisfaction of any condition specified in any Loan Document, except receipt of items required to be delivered to the Collateral Agent; (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party. Each Lender acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

9.3    Actions with Respect to Defaults

. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Collateral Agent for the account of the Lenders, unless the Collateral Agent shall have received written notice from an Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent will notify each Lender of its receipt of any such notice. In addition to the Collateral Agent’s right to take actions on its own accord as permitted under this Agreement, the Collateral Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be, provided that the Collateral Agent shall not be required to take any action which in the Collateral Agent’s opinion would expose the Collateral Agent or its Affiliates to liability, and provided, further, that until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such ministerial action, or refrain from taking such ministerial action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders. The Collateral Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Collateral Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Collateral Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Collateral Agent solely as a result of the Collateral Agent acting or refraining from acting under this Agreement, except with respect to its gross negligence or willful misconduct.

9.4    Rights as an Lender

. The Person serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as an Lender as any other Lender and may exercise the same as though it were not the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Collateral Agent hereunder in its individual capacity.

9.5    Exculpatory Provisions

. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Collateral Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.

The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Collateral Agent by any Borrower or Lender.

The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

9.6    Reliance by Collateral Agent

. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder that by its terms must be fulfilled to the satisfaction of a Lender, the Collateral Agent may presume that such condition is satisfactory to such Lender unless the Collateral Agent shall have received notice to the contrary from such Lender. The Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.7    Delegation of Duties

. The Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Collateral Agent.

9.8    Resignation of Collateral Agent

. The Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Lenders, appoint a successor Collateral Agent; provided that if the Collateral Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Collateral Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as the Collateral Agent.

9.9    Non-Reliance on Collateral Agent and Other Lenders

. Each Lender acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE X
&NBSP;&NBSP;&NBSP;&NBSP;MISCELLANEOUS

10.1    Amendments and Waivers.

(a)    Requirements. This Agreement, the Notes and the other Loan Documents may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Borrowers and the Required Lenders, except that (i) no amendment or waiver the effect of which would be to (A) reduce the amount of the principal of or any rate of interest on (other than the application of default interest) or premium payable with respect to any of the Loans or change the payment terms of any of the Loans or, except as provided in the Senior Subordination Agreement, subordinate the obligation of the Credit Parties (or of any other Person primarily or secondarily liable therefor) to pay any amount due on the Loans to any other obligation, (B) change the percentage of Lenders required to approve such amendment, effectuate any such waiver or accelerate payment of the Loans, (C) amend, change or modify the definition of “Required Lender”, (D) amend, change or modify this Section 10.1, (E) increase the commitment of any Lender to advance any Loans in excess of the amount set forth on Schedule 1 hereof for such Lender on the Closing Date, or (F) release any Guarantor from any of its obligations hereunder or under any Subsidiary Guaranty Agreement, will be effective as to any Lender unless consented to by such Lender in writing, and (ii) no such amendment or waiver may, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document.

(b)    Notice to Lenders. The Borrowers will provide each Lender (irrespective of the amount of the Loans then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Loans. The Borrowers will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 10.1 to each Lender promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite parties hereunder.

10.2    No Waiver; Cumulative Remedies

. No failure by any Lender or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.3    Notices Generally.

(a)    Notice Addresses. Except as provided in Section 2.7(c)(ii), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or by email as follows:

(i)    if to any Borrower or any other Credit Party, to it at 1196 Pleasant Ridge Road, Greensboro, NC 27409, Attention: Rich Miller (Telephone No. (336) 579-5285; email address rmiller@guerrilla-rf.com), with a copy for information purposes only to Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., 230 North Elm Street, Greensboro, NC 27401, Attention: Iain MacSween (Telephone No. (336) 271-3192; email address imacsween@brookspierce.com);

(ii)    if to the Collateral Agent, to Salem Investment Partners V, Limited Partnership, 7900 Triad Center Drive, Suite 333, Greensboro, NC 27409, Attention: Will Johnson (Telephone No. (336) 245-4490; email address: wjohnson@salemip.com), with a copy for information purposes only to McGuireWoods LLP, 501 Fayetteville Street, Suite 500, Raleigh, North Carolina 27601, Attention: Anne E. Croteau (Facsimile No. (919) 775-6594; email address: acroteau@mcguirewoods.com), (Telephone No. (919) 755-6695); and

(iii)    if to any Lender, to it at its address (or facsimile number or email address) set forth on Schedule 1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent electronically shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b)    Change of Address, Etc. Any party hereto may change its address, email address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

10.4    Expenses, Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Collateral Agent, any Lender and each of their respective Affiliates (including the reasonable fees, charges and disbursements of counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Collateral Agent, any Lender and each of their respective Affiliates (including the fees, charges and disbursements of counsel), in connection with the administration, enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section and all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect thereof.

(b)    Indemnification by the Credit Party. The Credit Parties, jointly and severally, shall indemnify the Collateral Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the negotiations, execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, provided that those fees and expenses set forth in Section 2.5(c) shall be limited as provided therein, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party, or any Environmental Liability related in any way to any Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any prior discussions and negotiations among the parties, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Reimbursement by Lenders. To the extent that any Credit Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Collateral Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the proportion that the Loans held by such Lender bears to all outstanding the Loans) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Collateral Agent (or any such sub-agent) in connection with such capacity.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Credit Party shall assert, and the Credit Parties hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f)    Survival. The agreements in this Section shall survive the resignation of the Collateral Agent, and the repayment, satisfaction or discharge of the Loans and other Obligations.

10.5    Form, Registration, Transfer and Exchange of the Notes; Etc

. Upon (a) receipt of evidence reasonably satisfactory to the Borrowers of loss, theft, mutilation or destruction of the Notes; and (b) in the case of any such loss, theft, or destruction, upon delivery of indemnity in such form and amount as shall be reasonably satisfactory to the Borrowers, or in the event of such mutilation, upon surrender and cancellation of any Note, the Borrowers will make and deliver a new Note, of like tenor, in lieu of such lost, stolen, mutilated or destroyed Note. In addition, upon request of any holder of any Note, and upon surrender of such Note to the Borrowers, and in compliance with any restrictive legends and applicable securities laws, the Borrowers, as the case may be, will reissue, in lesser denominations to parties designated by such holder, new Notes.

10.6    Successors and Assigns Generally

. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) no Lender may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Borrower which consent shall not be unreasonably withheld or delayed (and any other attempted assignment or transfer without such consent shall be null and void), except to an Affiliate or during the continuance of an Event of Default, in both of which cases no such consent shall be required and (b) no Credit Party may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Required Lenders (and any other attempted assignment or transfer without such consent shall be null and void).

10.7    No Third Party Beneficiaries

. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors, assigns and participants (and, in the case of Section 10.4, their respective Related Parties), and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

10.8    Time

. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

10.9    Severability of Provisions

. If any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

10.10    Counterparts; Integration

. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and the exhibits and schedules thereto (each of which is incorporated herein by reference and made a part hereof) and any separate letter agreements with respect to fees payable to the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission (including .PDF file) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Governing Law; Jurisdiction; Etc.

(a)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of North Carolina, but excluding all other choice of law and conflicts of law rules).

(b)    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any of the courts of the State of North Carolina and of any United States District Court sitting in the Eastern District of North Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or their properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

10.12    Waiver of Jury Trial

. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.13    Survival

. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the advancing of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time of such purchase, and, except as otherwise expressly provided herein, shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any fee or any other amount payable under this Agreement is outstanding and unpaid.

10.14    Usury

. In no event shall the amount of interest due or payable under this Agreement or any other Loan Document exceed the maximum rate of interest allowed by applicable Law and, in the event any such payment is inadvertently paid by any Credit Party or inadvertently received by the Collateral Agent or any Lender, then such excess sum shall be credited as a payment of principal, or, if it exceeds such unpaid principal, refunded to any Credit Party. It is the express intent of the parties hereto that no Credit Party shall pay and neither the Collateral Agent nor any Lender receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Credit Parties under applicable Law.

10.15    Insider Trading and Section 16 Reporting Policy

. Each of Salem and the Lenders acknowledges that in connection with this Agreement and the transactions hereunder, it has received and will from time to time receive material nonpublic information concerning Parent and other public companies. Accordingly, as “insiders”, each of Salem and the Lenders acknowledges receipt of Parent’s Insider Trading and Section 16 Reporting Policy and undertakes to comply, and cause its respective officers, shareholders, partners, managers and directors to comply, with the Policy, as the same may be amended from time to time by Parent.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed under seal as of the day and year first written above.

BORROWERS:

GUERRILLA RF, INC.

By: /s/ John Berg

Name: John Berg

Title: Chief Financial Officer

GUERRILLA RF OPERATING CORPORATION

By: /s/ John Berg

Name: John Berg

Title: Chief Financial Officer

COLLATERAL AGENT:

SALEM INVESTMENT PARTNERS V, LIMITED PARTNERSHIP

By:         SIP V Management LLC, its general partner

By: /s/ Kevin Jessup

Name: Kevin Jessup

Title: Manager

LENDER:

SALEM INVESTMENT PARTNERS V, LIMITED PARTNERSHIP

By:         SIP V Management LLC, its general partner

By: /s/ Kevin Jessup

Name: Kevin Jessup

Title: Manager

Schedule 1

LENDER SCHEDULE

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

EXHIBIT B

FORM OF SUBSIDIARY GUARANTY AGREEMENT